Exhibit 99.1

For Further Information Contact:

Tony Deasey Celsion Corporation 410.290.5390 tony@celsion.com	General Info: Marilynn Meek Financial Relations Board 212-827-3773 mmeek@financialrelationsboard.com Investor Info: Susan Garland 212-827-3775 sgarland@financialrelationsboard.com

CELSION CORPORATION REPORTS SECOND QUARTER

2005 FINANCIAL RESULTS

Company Reports Revenue of $2.9 Million for Quarter. Up 53% over First Quarter

Columbia, MD – August 8, 2005: CELSION CORPORATION (AMEX: CLN) today announced financial results for its second quarter ended June 30, 2005. The Company reported revenue of $2.9 million for the quarter, compared to $0.4 million for the second quarter of 2004. Revenue increased 53% over first quarter 2005 revenue of $1.9.

The Company recorded a net loss for the second quarter of $2.6 million, or $0.01 per basic and diluted share, compared to a net loss of $1.7 million or $0.01 per basic and diluted share for the comparable quarter in 2004. The increase in the net loss for the quarter was primarily due to non cash adjustments to stock related compensation resulting from the change in the stock price versus the comparable period.

Revenue for the six months ended June 30, 2005 was $4.8 million compared to $0.5 million in the comparable period in 2004. Net loss for the six months was $5.0 million, or $0.03 per basic and diluted share, compared to $7.8 million, or $0.05 per basic and diluted share in the first half of 2004

Dr. Lawrence Olanoff, Celsion’s Chief Executive Officer, commented, “Having come on board as CEO at the end of July, I am pleased with the progress this business has made, reflected in the results for this quarter and for the year to date. Prolieve continues to perform very well and is exceeding expectations. We are also making good progress on our liver cancer Phase I study for ThermoDox in combination with radio frequency ablation.”

-More-

Celsion has research, license or commercialization agreements with leading institutions such as the National Institutes of Health, Duke University Medical Center, Massachusetts Institute of Technology, Harbor UCLA Medical Center, Montefiore Medical Center and Memorial Sloan-Kettering Cancer Center in New York City, Roswell Park Cancer Institute in Buffalo, New York, and Duke University. For more information on Celsion, visit our website: http://www.celsion.com.

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials by others; possible acquisitions of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

Celsion Corporation

Condensed Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2004	2005	2004	2005
Revenues	$443	$2,896	$543	$4,767
Cost of Sales	349	1,926	424	3,199

Gross Margin	94	970	119	1,568

Operating Expenses
Research & development	1,386	2,485	5,973	4,704
General & Administrative	367	1,072	1,936	1,838

Total Operating Expenses	1,753	3,557	7,909	6,542

Loss from Operations	(1,659)	(2,587)	(7,790)	(4,974)

Other Income/(Expense)
License fee amortization	143	143	191	286
Interest income	59	64	100	125
Loss from investment in Celsion China Ltd	14	24	38	21

Net loss before income taxes	(1,471)	(2,404)	(7,537)	(4,584)

Income taxes	—	—	—	—

Net loss	$(1,471)	$(2,404)	$(7,537)	$(4,584)

Net loss per common share (basic and diluted)	$(0.01)	$(0.01)	$(0.05)	$(0.03)

Weighted average shares outstanding	160,302,355	160,898,206	156,764,532	160,850,846

Celsion Corporation

Condensed Balance Sheets

(in thousands)

	December 31 2004	June 30 2005
	(Unaudited)	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$10,484	$5,316
Accounts receivable	783	962
Inventory	2,202	3,950
Prepaid expenses	679	620

Total current assets	14,148	10,848
Property and equipment, net	682	615
Investment in Celsion China, Ltd.	108	64
Escrow account - license fee	2,007	2,023
Other assets	107	72

Total assets	$17052	$13,622

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$819	$1,656
Accrued expenses	738	1,296
Deferred income	571	571

Total current liabilities	2,128	3,523
Deferred revenue	2,952	2,667

Total liabilities	5,080	6,190

Stockholders’ equity
Common stock	1,608	1,609
Additional paid-in capital	84,581	84,648
Accumulated deficit	(74,217)	(78,825)

Total stockholders’ equity	11,972	7,432

Total liabilities and stockholders’ equity	$17,052	$13,622